EXHIBIT 99.1

Contact: Marshall Ames Investor Relations Lennar Corporation (305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Record Results for Second Quarter 2005

Financial Highlights

Second Quarter

•	Revenues from continuing operations of $2.9 billion - up 25%

•	Homebuilding operating earnings of $431.5 million - up 34%

•	Gross margin % on home sales of 24.9% - up 150 basis points

•	Backlog dollar value of $7.3 billion - up 25%

•	EPS from continuing operations of $1.55 - up 27% ($1.42 - up 16%, including $0.13 per share charge on the redemption of the Company’s 9.95% senior notes)

2005 Goal

•	Fiscal 2005 EPS goal from continuing operations increased to $7.80 from $7.15 ($7.67 - including $0.13 per share charge on the redemption of the Company’s 9.95% senior notes).

Miami, June 21, 2005 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its second quarter ended May 31, 2005. Second quarter net earnings from continuing operations in 2005 were $233.2 million, or $1.42 per share diluted, compared to net earnings from continuing operations of $201.2 million, or $1.22 per share diluted, in 2004.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are pleased to report record results for our second quarter, which generated an increase in revenues from continuing operations of 25% and an increase in earnings per share from continuing operations of 27% over the prior year. These record results were driven by our ability to continue to capitalize on favorable pricing conditions within various strategic homebuilding markets in which we operate, as evidenced by a 150 basis point increase in gross margin on home sales.”

Mr. Miller continued, “The homebuilding industry and Lennar in particular continue to thrive on strong consumer demand as a result of positive economic and demographic trends, particularly in land-constrained markets. As the industry has continued to benefit from favorable market conditions, we have continued to focus on strengthening our strategic market positions via both organic and acquisitive growth.”

Mr. Miller concluded, “Demand for our homes remained strong during the first half of 2005, and our record $7.3 billion backlog provides us with excellent visibility for the second half of our fiscal year. Given our strong balance sheet, strategic market positions and record backlog, we are comfortable increasing our 2005 earnings per share goal.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2005 COMPARED TO

THREE MONTHS ENDED MAY 31, 2004

Homebuilding

Revenues from home sales increased 27% in the second quarter of 2005 to $2.6 billion from $2.1 billion in 2004. Revenues were higher primarily due to a 15% increase in the number of home deliveries and a 10% increase in the average sales price of homes delivered in 2005. New home deliveries, excluding unconsolidated entities, increased to 8,951 homes in the second quarter of 2005 from 7,765 homes last year. In the second quarter of 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004. The average sales price of homes delivered increased to $293,000 in the second quarter of 2005 from $266,000 in 2004.

Gross margins on home sales were $654.1 million, or 24.9%, in the second quarter of 2005, compared to $483.7 million, or 23.4%, in 2004. Gross margin percentage on home sales increased 150 basis points primarily due to favorable pricing conditions. This increase was primarily attributable to strong improvement in the Company’s West region and improvement in the Company’s East region (primarily Florida), which was partially offset by lower margins in the Company’s Central region.

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Selling, general and administrative expenses as a percentage of revenues from home sales improved to 11.8% in the second quarter of 2005 from 12.1% in 2004. This improvement was primarily due to an increase in the number of new home deliveries in the second quarter of 2005.

Gross profit on land sales totaled $72.7 million in the second quarter of 2005, compared to $56.5 million in 2004. Some of these land sales were from consolidated joint ventures, which resulted in minority interest expense. Minority interest expense from these land sales and other activities of the consolidated joint ventures was $19.4 million and $1.3 million, respectively, in the second quarter of 2005 and 2004 and is included in management fees and other income (expense), net.

Management fees and other income (expense), net, totaled ($8.7) million in the second quarter of 2005, compared to $18.7 million in 2004. Equity in earnings from unconsolidated entities was $21.7 million in the second quarter of 2005, compared to $14.0 million last year. Sales of land, equity in earnings from unconsolidated entities and management fees and other income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings from continuing operations for the Financial Services Division were $19.0 million in the second quarter of 2005, compared to $32.0 million last year. The decrease was primarily due to reduced profitability from the Division’s mortgage operations as a result of a more competitive mortgage environment, as well as a $6.5 million pretax gain generated from monetizing a majority of the Division’s alarm monitoring contracts during the second quarter of 2004.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues from continuing operations were 1.4% in the second quarter of 2005, compared to 1.3% last year.

Loss on Redemption of 9.95% Senior Notes

In the second quarter of 2005, the Company redeemed all of its outstanding 9.95% senior notes, which resulted in a pretax loss on redemption of $34.9 million, or $0.13 per share diluted.

Discontinued Operations

In the second quarter of 2005, the Company generated a $15.8 million pretax gain on the sale of a title subsidiary of the Financial Services Division. As a result of the sale, the subsidiary’s results are presented as discontinued operations for the three months ended May 31, 2005 and 2004. Net earnings from discontinued operations for the second quarter of 2005 were $10.3 million, or $0.06 per share diluted, compared to $0.2 million in the prior year.

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SIX MONTHS ENDED MAY 31, 2005 COMPARED TO

SIX MONTHS ENDED MAY 31, 2004

Homebuilding

Revenues from home sales increased 30% in the six months ended May 31, 2005 to $4.8 billion from $3.7 billion in 2004. Revenues were higher primarily due to a 16% increase in the number of home deliveries and a 12% increase in the average sales price of homes delivered in 2005. New home deliveries, excluding unconsolidated entities, increased to 16,528 homes in the six months ended May 31, 2005 from 14,260 homes last year. In the six months ended May 31, 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004, with the largest contribution coming from the Company’s West region. The average sales price of homes delivered increased to $292,000 in the six months ended May 31, 2005 from $261,000 in 2004.

Gross margins on home sales were $1.2 billion, or 24.8%, in the six months ended May 31, 2005, compared to $857.5 million, or 23.0%, in 2004. Gross margin percentage on home sales increased 180 basis points primarily due to favorable pricing conditions. This increase was primarily attributable to strong improvement in the Company’s West region and improvement in the Company’s East region (Florida), which was partially offset by lower margins in the Company’s Central region.

Selling, general and administrative expenses as a percentage of revenues from home sales improved to 11.9% in the six months ended May 31, 2005 from 12.2% in 2004. This improvement was primarily due to an increase in the number of new home deliveries in 2005.

Gross profit on land sales totaled $96.2 million in the six months ended May 31, 2005, compared to $92.2 million in 2004. Some of these land sales were from consolidated joint ventures, which resulted in minority interest expense. Minority interest expense from these land sales and other activities of the consolidated joint ventures was $20.7 million and $0.6 million, respectively, in the six months ended May 31, 2005 and 2004 and is included in management fees and other income, net.

Management fees and other income, net, totaled $5.3 million in the six months ended May 31, 2005, compared to $36.7 million in 2004. Equity in earnings from unconsolidated entities was $37.9 million in the six months ended May 31, 2005, compared to $19.2 million last year. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Financial Services

Operating earnings from continuing operations for the Financial Services Division were $35.2 million in the six months ended May 31, 2005, compared to $54.7 million last year. The decrease was primarily due to reduced profitability from the Division’s mortgage operations as a result of a more competitive mortgage environment, as well as a $6.5 million pretax gain generated from monetizing a majority of the Division’s alarm monitoring contracts during 2004. This decrease was partially offset by improved profitability from the Division’s title operations.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues from continuing operations were 1.5% in the six months ended May 31, 2005, compared to 1.4% last year.

Loss on Redemption of 9.95% Senior Notes

In 2005, the Company redeemed all of its outstanding 9.95% senior notes, which resulted in a pretax loss on redemption of $34.9 million, or $0.13 per share diluted.

Discontinued Operations

In 2005, the Company generated a pretax $15.8 million pretax gain on the sale of a title subsidiary of the Financial Services Division. As a result of the sale, the subsidiary’s results are presented as discontinued operations for the six months ended May 31, 2005 and 2004. Net earnings from discontinued operations for the six months ended May 31, 2005 were $10.7 million, or $0.06 per share diluted, compared to $0.4 million in the prior year.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything’s Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” included in our Annual Report on Form 10-K for our fiscal year ended November 30, 2004, and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 AM Eastern time on Tuesday, June 21, 2005. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 784790 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2005	2004	2005	2004
Revenues:
Homebuilding	$2,801,315	2,210,723	5,091,253	3,968,105
Financial services	131,659	131,322	247,452	236,107

Total revenues	$2,932,974	2,342,045	5,338,705	4,204,212

Homebuilding operating earnings	$431,461	322,509	761,980	551,890
Financial services operating earnings	18,963	31,962	35,249	54,681
Corporate general and administrative expenses	40,827	31,251	77,987	59,929
Loss on redemption of 9.95% senior notes	34,908	—	34,908	—

Earnings from continuing operations before provision for income taxes	374,689	323,220	684,334	546,642

Provision for income taxes	141,445	122,016	258,336	206,357

Earnings from continuing operations	233,244	201,204	425,998	340,285

Discontinued operations:
Earnings from discontinued operations before provision for income taxes (1)	16,535	332	17,261	608
Provision for income taxes	6,242	125	6,516	230

Earnings from discontinued operations	10,293	207	10,745	378

Net earnings	$243,537	201,411	436,743	340,663

Average shares outstanding:
Basic	154,292	154,970	154,718	155,249
Diluted	165,711	167,304	166,284	167,605

Earnings per share:
Basic:
Earnings from continuing operations	$1.51	1.30	2.75	2.19
Earnings from discontinued operations	0.07	0.00	0.07	0.00

Net earnings	$1.58	1.30	2.82	2.19

Diluted:
Earnings from continuing operations	$1.42	1.22	2.59	2.06
Earnings from discontinued operations	0.06	0.00	0.06	0.00

Net earnings	$1.48	1.22	2.65	2.06

Supplemental information:
Interest incurred (2)	$40,560	32,537	77,483	64,069
EBIT (3):
Earnings from continuing operations before provision for income taxes	$374,689	323,220	684,334	546,642
Earnings from discontinued operations before provision for income taxes	16,535	332	17,261	608
Interest	46,552	30,079	77,604	55,442

EBIT	$437,776	353,631	779,199	602,692

(1)	Earnings from discontinued operations before provision for income taxes includes a gain of $15,816 for the three and six months ended May 31, 2005 related to the sale of a title subsidiary of the Company’s Financial Services Division.

(2)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.

(3)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2005	2004	2005	2004
Revenues:
Sales of homes	$2,622,340	2,063,707	4,836,919	3,726,804
Sales of land	178,975	147,016	254,334	241,301

Total revenues	2,801,315	2,210,723	5,091,253	3,968,105

Costs and expenses:
Cost of homes sold	1,968,258	1,580,001	3,638,394	2,869,300
Cost of land sold	106,255	90,482	158,129	149,134
Selling, general and administrative	308,380	250,390	575,927	453,753

Total costs and expenses	2,382,893	1,920,873	4,372,450	3,472,187

Equity in earnings from unconsolidated entities	21,747	13,958	37,886	19,235
Management fees and other income (expense), net	(8,708)	18,701	5,291	36,737

Operating earnings	$431,461	322,509	761,980	551,890

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended May 31,		At or for the Six Months Ended May 31,
	2005	2004	2005	2004
Deliveries:
East	2,697	2,366	4,906	4,542
Central	2,953	2,496	5,250	4,485
West	3,560	3,065	6,863	5,554

Total	9,210	7,927	17,019	14,581

Of the total deliveries listed above, 259 and 491, respectively, represent deliveries from unconsolidated entities for the three and six months ended May 31, 2005, compared to 162 and 321 deliveries in the same periods last year.

New Orders:
East	3,427	3,972	6,467	7,312
Central	3,847	3,106	6,691	5,325
West	4,821	4,387	8,397	7,532

Total	12,095	11,465	21,555	20,169

Of the total new orders listed above, 430 and 752, respectively, represent new orders from unconsolidated entities for the three and six months ended May 31, 2005, compared to 489 and 810 new orders in the same periods last year.

Backlog - Homes:
East			8,888	8,891
Central			4,008	3,337
West			7,640	7,189

Total			20,536	19,417

Of the total homes in backlog listed above, 1,846 represents homes in backlog from unconsolidated entities at May 31, 2005, compared to 1,320 homes in backlog at May 31, 2004.

Backlog - Dollar Value:
East			$2,989,464	2,349,388
Central			957,703	785,945
West			3,396,595	2,725,249

Total			$7,343,762	5,860,582

Of the total dollar value of homes in backlog listed above, $768,731 represents the backlog dollar value from unconsolidated entities at May 31, 2005, compared to $536,309 of backlog dollar value at May 31, 2004.

Lennar’s market regions consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(Unaudited)

	May 31,
	2005	2004
Homebuilding debt	$2,337,436	1,594,074
Stockholders’ equity	4,267,486	3,479,976

Total capital	$6,604,922	5,074,050

Homebuilding debt to total capital	35.4%	31.4%